PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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C.H. ROBINSON WORLDWIDE, INC.

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8100 Mitchell Road
Eden Prairie, Minnesota 55344

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2002

TO THE STOCKHOLDERS OF C.H. ROBINSON WORLDWIDE, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of C.H. Robinson Worldwide, Inc. (the “Company”) will be held on Tuesday, May 7, 2002 at 9:00 a.m., local time, at the executive offices of the Company located at 8100 Mitchell Road, Eden Prairie, Minnesota, for the following purposes:

1.	To elect two directors to serve for three-year terms or until their respective successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of the Company’s Common Stock as of the close of business on March 22, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. Alternatively, you may wish to submit your proxy by touch-tone phone or via the Internet as indicated on the proxy. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Owen P. Gleason Secretary

April 5, 2002

C.H. ROBINSON WORLDWIDE, INC.
8100 Mitchell Road
Eden Prairie, Minnesota 55344

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

May 7, 2002

This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of C.H. Robinson Worldwide, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 7, 2002, at 9:00 a.m., local time, at the executive offices of the Company located at 8100 Mitchell Road, Eden Prairie, Minnesota, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company’s Annual Report to Stockholders commencing on or about April 5, 2002.

Only stockholders of record of the Common Stock, par value $0.10 per share, of the Company (the “Common Stock”) at the close of business on March 22, 2002 will be entitled to vote at the Annual Meeting. As of that date, approximately 84,478,469 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. All share amounts included in this Proxy Statement have been adjusted to reflect the Company’s two-for-one stock split that was declared on October 24, 2000 and effective as of December 1, 2000.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

Shares of the Company’s Common Stock represented by proxies in the accompanying form, which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement. A stockholder may revoke a proxy at any time prior to its exercise by giving to an officer of the Company a written notice of revocation of the proxy’s authority, by submitting a duly executed proxy bearing a later date or by delivering a written revocation at the Annual Meeting.

If a stockholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

The Company did not receive written notice of any stockholder proposal prior to January 31, 2002 as required by the Company’s Bylaws, and as of the date of this Proxy Statement, the Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Robert Ezrilov and Wayne M. Fortun are directors in the class whose term expires at the Annual Meeting. Looe Baker is also a director in the class whose term expires at the Annual Meeting. Mr. Baker has decided to retire as a director to pursue other ventures, and the Board of Directors has determined to decrease the size of the Board to seven members. The Board of Directors has nominated Messrs. Ezrilov and Fortun for election to the Board of Directors at the Annual Meeting for terms of three years, and each has indicated a willingness to serve. The other directors of the Company will continue in office for their existing terms. Gerald A. Schwalbach, John P. Wiehoff and Gregory D. Goven serve in the class whose term expires in 2003, and D.R. Verdoorn and Barry W. Butzow serve in the class whose term expires in 2004. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Ezrilov and Fortun, unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

Information concerning the incumbent directors is set forth below.

Robert Ezrilov (Nominee with new term expiring in 2005)
Robert Ezrilov, 57 years old, has been a director of the Company since 1995. Currently, Mr. Ezrilov is an independent consultant. From July 1997 to April 2001, he was President of Metacom, Inc., a company that sells prerecorded music on interactive displays. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 subsequent to his obtaining a BSB degree at the University of Minnesota. Mr. Ezrilov also serves on the Board of Directors of Zomax, Inc. (a turnkey provider of CDs and cassettes), Christopher & Banks, Inc. (an apparel retailer), and as an advisory board member to Holiday Companies (a group of related companies engaged in retailing and wholesaling grocery, general merchandise and petroleum products) and L&M Radiator (a replaceable core radiator manufacturer).

Wayne M. Fortun (Nominee with new term expiring in 2005)
Wayne M. Fortun, 52 years old, has been a director of the Company since July 2001. He is President and Chief Executive Officer of Hutchinson Technology, Inc., a world leader in precision manufacturing of suspension assemblies for disk drives. Mr. Fortun joined Hutchinson Technology, Inc. in 1975 and until 1983, he held various positions in engineering, marketing, and operations. In 1983, he was elected Director, President and Chief Operating Officer of Hutchinson Technology, Inc., and in May 1996, he was appointed its Chief Executive Officer. Mr. Fortun also serves on the Board of Directors of G&K Services, Inc. and Hutchinson Area Health Care.

Gerald A. Schwalbach (Term expires in 2003)
Gerald A. Schwalbach, 57 years old, has been a director of the Company since 1997. He is currently Chairman of the Board of Two S Properties, Inc., Superior Storage I, LLC, and related companies, all of which are engaged in the real estate business. From 1985 to June 1996, Mr. Schwalbach served as Executive Vice President of Jacobs Management, Inc., a management corporation, and from 1996 to March 1997, as Executive Vice President of IMR General, Inc., an affiliate of Jacobs Management, Inc. Prior to joining Jacobs Management, Inc., Mr. Schwalbach was a tax partner with Arthur Andersen LLP. He was director of Delta Beverage Group, Inc., a beverage bottler and distributor from 1988 to 1999. In 1998, he became a director of BORN Information Services, Inc., a computer consulting firm. In 1999, he became a director of TCF Financial Corporation, a bank holding company. He was a director of TCF National Bank Minnesota in 1998, a subsidiary of TCF Financial Corporation. He graduated from Mankato State University in 1966 with a Bachelor of Arts degree.

John P. Wiehoff (Term expires in 2003)
John P. Wiehoff, 40 years old, has been President of the Company since December 1999 and a director since December 2001. Previous positions with the Company include Senior Vice President and Chief Financial Officer from July 1998 to December 1999, Treasurer from August 1997 to July 1998, and Corporate Controller from 1992 to July 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. He holds a Bachelor of Science degree from St. John’s University. On February 22, 2002, the Company announced Mr. Wiehoff would be named Chief Executive Officer as of May 7, 2002, the date of the Annual Meeting.

Gregory D. Goven (Term expires in 2003)
Gregory D. Goven, 50 years old, has been a director of the Company since 2000. He has been a Vice President of the Company since 1988, and was named a Senior Vice President in October 1998. Mr. Goven joined the Company in 1973. He holds a Bachelor of Science degree from North Dakota State University. Mr. Goven’s wife is the first cousin of Mr. Verdoorn.

D.R. Verdoorn (Term expires in 2004)
D.R. Verdoorn, 63 years old, has been Chief Executive Officer of the Company and its predecessor since 1977, and a director since 1975. In 1998, Mr. Verdoorn was also named Chairman of the Board. He has been with the Company since 1963. He has served on the Boards of Directors of United Fresh Fruit and Vegetable Association and the Produce Marketing Association. Since October 2000, Mr. Verdoorn has been a director of G&K Services, Inc., a provider of corporate identity apparel programs and facility services. Mr. Verdoorn attended Central College in Pella, Iowa. On February 22, 2002, the Company announced John P. Wiehoff would be named Chief Executive Officer as of May 7, 2002, the date of the Annual Meeting. Following the transition, Mr. Verdoorn will continue to serve as Chairman of the Board of Directors.

Barry W. Butzow (Term expires in 2004)
Barry W. Butzow, 55 years old, has been a Vice President of the Company since 1984 and a director since 1986. In October 1998, he was named a Senior Vice President. He began employment with the Company in 1969. Mr. Butzow holds a Bachelor of Arts degree from Moorhead State University.

The Board of Directors recommends a vote FOR the election of Messrs. Ezrilov and Fortun as directors of the Company.

Meetings and Committees of the Board of Directors

During 2001, the Board of Directors held six meetings. Each director holding office during the year attended 100% of the total number of meetings of the Board of Directors (held during the period for which he has been a director) and committees of the Board on which he served. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee, which are described below.

The Audit Committee is comprised of Messrs. Ezrilov, Schwalbach and Fortun. Until December 2001, Dale Hanson, a former director of the Company, also served on the Audit Committee. The Audit Committee is responsible for nominating the Company’s independent public accountants for approval by the Board of Directors, reviewing the scope, results, timing and costs of the audit with the Company’s independent accountants and reviewing the results of the annual audit examination and any accompanying management letters, assessing the independence of the outside auditors, and reviewing the Company’s significant accounting policies and the adequacy of the Company’s internal controls and procedures. The Audit Committee held four meetings during 2001.

The Nominating Committee is comprised of Messrs. Ezrilov and Schwalbach. The Nominating Committee is responsible for reviewing candidates for membership in the Board of Directors and for assessing Board performance. The Nominating Committee will consider nominees recommended by stockholders that are submitted in accordance with the Company’s bylaws. The Nominating Committee held two meetings during 2001.

The Compensation Committee is comprised of Messrs. Ezrilov and Schwalbach. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and for administering the Company’s stock plans. The Compensation Committee held one meeting during 2001.

Compensation of Directors

During 2001, each non-employee director of the Company received $1,500 for each meeting of the Board of Directors and $750 for each committee meeting attended, and an annual retainer of $6,000. Pursuant to the Company’s Directors’ Stock Plan, the Company may pay such fees in Common Stock. Each non-employee director also received non-qualified stock options to purchase 3,000 shares, on February 1, 2001, at an exercise price of $28 per share. These options were exercisable immediately upon grant. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings.

Directors who are also employees of the Company are not separately compensated for any services provided as a director.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”), which consists entirely of independent directors, is responsible for determining the compensation and benefits of the executive officers of the Company. The Compensation Committee also administers the Company’s compensation plans, including the 1997 Omnibus Stock Plan (the “Omnibus Stock Plan”) and the Robinson Companies Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

Objectives and Philosophy

The Compensation Committee has adopted a compensation philosophy intended to achieve the following basic goals: (i) provide a level of total compensation necessary to attract and retain high quality executives; (ii) provide incentive compensation based on the alignment of corporate performance objectives and the interests of the stockholders; (iii) emphasize team performance; (iv) balance incentive compensation to achieve both short-term and long-term profitability and growth; and (v) encourage executives to make long-term career commitments to the Company and its stockholders through the Company’s compensation programs.

The Compensation Committee reviews market data and assesses the Company’s competitive position in each of the three primary components of executive compensation: base salary, annual bonus and long-term incentive compensation. The following descriptions of the primary components of compensation contain additional detail regarding the Committee’s objectives and philosophy. The Compensation Committee does not allocate a fixed percentage to each of the three components. Compensation decisions regarding individual executives may also be based on factors such as individual performance, level of responsibility, unique skills of the executive and demands of the position.

Components of Compensation

Base salary.    Annual base salary is designed to compensate executives for sustained performance and is intended to provide a minimum level of guaranteed compensation. In 2001, base salary levels and annual increases for executive officers were determined based on an evaluation of the responsibilities of the position held and the experience of the particular individuals. During 2000, the Company eliminated its executive automobile program and increased base salaries to compensate for the elimination of an automobile allowance. The Committee believes that a significant percentage of total compensation should be variable and incentive based.

Bonus compensation.    The Company’s Management Bonus Plan and it’s predecessor, the Operational Executive Compensation Plan (“OECP”), pays cash bonuses to executives (including the executives named in the Summary Compensation Table below) when the Company achieves certain corporate performance objectives. The extent and timing of an executive’s participation in the Management Bonus Plan is variable depending on the executive’s individual performance, position, and if the particular executive achieves certain objectives established on a prior year basis. The amount of such bonus increases in relation to the Company’s earnings, up to a determined maximum amount. The bonus column of the Summary Compensation Table below contains the annual incentive payments for 2001 for the Chief Executive Officer and each of the other named executive officers. The objectives of the Management Bonus Plan were exceeded in 2001.

Long-Term Incentive Compensation.    Pursuant to the Omnibus Stock Plan, officers, other employees, trusts for the benefit of employees, consultants and eligible independent contractors of the Company may receive options to purchase Common Stock. The Omnibus Stock Plan provides for the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options that do not qualify for such treatment. The Omnibus Stock Plan also permits grants of stock appreciation rights, restricted stock and restricted stock unit awards, performance awards, dividend equivalents and other stock grants or other stock-based awards.

The Compensation Committee administers the Omnibus Stock Plan and approves awards thereunder. A total of 9,000,000 shares of Common Stock has been reserved for issuance under the Omnibus Stock Plan. The Omnibus Stock Plan will expire in 2007. In determining the persons to whom options and awards may be granted and the number of shares subject to each, the Committee may take into account the nature of services rendered by the respective employees or consultants, their present and potential contributions to the success of the Company, and such other factors as the Committee in its discretion may deem relevant. Non-employee directors may be granted nonqualified stock options to purchase shares of Common Stock on a periodic basis. The Board of Directors may amend or discontinue the Omnibus Stock Plan at any time. The Committee may not alter or impair any award granted under the Omnibus Stock Plan without the consent of the holder of the award except as otherwise provided in the Omnibus Stock Plan or any award agreement.

Stock options were granted to the named executive officers and all officers as a group, as described in the Summary Compensation Table below during 2001.

During 2000, the Company adopted the Deferred Compensation Plan that provides to a select group of management and highly compensated employees the opportunity to defer a specified percentage or dollar amount of their base salary and/or cash incentive compensation. The plan may also permit participants to defer the delivery of shares of Company Common Stock representing the gain on the exercise of incentive stock options and nonqualified stock options. The Company may contribute other forms of compensation to an employee’s account and impose other restrictions under the plan. The Company’s obligations under this plan are unsecured general obligations of the Company to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of selected investment options, chosen by each participant, during the deferral period. A nonqualified grantor trust, commonly known as a “Rabbi Trust,” has been established to fund the Company’s obligations under the Deferred Compensation Plan. This trust prevents the Company from using these funds for general corporate purposes but still subjects these funds to the general creditors of the Company in cases of insolvency or bankruptcy.

The Compensation Committee administers the Deferred Compensation Plan and approves participation thereunder. The Compensation Committee may amend or discontinue the Deferred Compensation Plan at any time. Except as provided in the plan, the Compensation Committee may not alter or impair any benefits payable under the Deferred Compensation Plan without the consent of the participant.

Chief Executive Officer Performance Evaluation and Compensation

The determination of the Chief Executive Officer’s base salary, bonus and long-term incentive compensation for fiscal 2001 followed the policies set forth above for all executives’ compensation. The Compensation Committee annually conducts a separate performance evaluation in determining Mr. Verdoorn’s compensation.

Mr. Verdoorn became President and Chief Executive Officer in 1977, and remained CEO after the appointment of John P. Wiehoff as President in December 1999. His compensation for 1999-2001 is shown in the Summary Compensation Table below. During 2001, Mr. Verdoorn received a cash bonus pursuant to the Company’s Management Bonus Plan in the amount of $375,000 in recognition of favorable corporate performance and individual performance. Mr. Verdoorn received 30,000 options to purchase common stock pursuant to the Omnibus Stock Plan. In the Compensation Committee’s judgment, these cash awards reflect Mr. Verdoorn’s significant contributions to the Company’s success through his vision, leadership and long-term dedication.

President Performance Evaluation and Compensation

Mr. Wiehoff was appointed President of the Company in December of 1999, after serving as a Senior Vice President and Chief Financial Officer. The determination of the President’s base salary, bonus and long-term incentive compensation for fiscal 2001 followed the policies set forth above for all executives’ compensation. Additionally, in 2000, the Compensation Committee provided additional equity compensation as a long-term incentive. The Compensation Committee annually conducts a separate performance evaluation in determining Mr. Wiehoff’s compensation.

Mr. Wiehoff’s compensation for 1999-2001 is shown on the Summary Compensation Table below. During 2001, Mr. Wiehoff’s base salary was increased 3.8% over 2000 to $105,609. Mr. Wiehoff received a cash bonus pursuant to the Company’s Management Bonus Plan in the amount of $560,000 in recognition of favorable corporate performance, increased responsibility and individual performance. Mr. Wiehoff also received 40,000 options to purchase common stock pursuant to the Omnibus Stock Plan in 2001. In 2000, pursuant to the authority granted to the Compensation Committee under the Deferred Compensation Plan and in accordance with the terms of the Omnibus Stock Plan, Mr. Wiehoff received 169,492 deferred shares of Company common stock. These deferred shares vest ratably over a period of fifteen (15) years from the date of grant provided he remains employed by the Company, and vesting will not be accelerated on account of death, disability, change in control or any other reason. These deferred shares are subject to other restrictions as defined in the Deferred Compensation Plan. The dividends paid on these shares were used to purchase 950 shares of Company stock within the plan which are fully vested. In the Compensation Committee’s judgment, these cash awards, long-term incentive option awards and additional equity awards reflect Mr. Wiehoff’s growing importance and significant contribution to the Company’s success, and further align his interests with those of the shareholders.

Compensation Limitations

Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. The Committee has reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to the Company’s executive officers in 2001, and is currently expected to have no impact in 2002. The Committee will continue to monitor this matter and may propose changes to the executive compensation program if warranted.

Ro	bert Ezrilov
Ge	rald A. Schwalbach

Me	mbers of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Robert Ezrilov and Gerald A. Schwalbach. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 2001, 2000, and 1999, by the Company’s Chief Executive Officer and the four other most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
	Fiscal Year	Salary(1)	Bonus(2)	Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation(3)
D.R. Verdoorn	2001	$174,017	$375,000	-0-		30,000	$8,500
Chairman of the Board and Chief	2000	181,647	375,000	-0-		30,000	8,500
Executive Officer	1999	182,786	345,000	-0-		30,000	8,800

John P. Wiehoff	2001	$105,609	$560,000	-0-		40,000	$15,300
President	2000	101,748	365,000	$5,000,014	(4)	100,000	15,300
	1999	91,500	215,000	-0-		40,000	13,600

Barry W. Butzow	2001	$107,617	$410,000	-0-		40,000	$8,500
Senior Vice President	2000	102,600	365,000	-0-		40,000	8,500
	1999	102,399	345,000	-0-		40,000	8,800

Gregory D. Goven	2001	$106,400	$410,000	-0-		40,000	$15,300
Senior Vice President	2000	102,113	365,000	-0-		40,000	15,300
	1999	101,500	335,000	-0-		40,000	13,600

Joseph J. Mulvehill	2001	$95,913	$260,000	-0-		16,000	$15,300
Vice President, International	2000	92,113	235,000	-0-		16,000	15,300
	1999	89,514	210,000	-0-		16,000	13,600

(1)	Base salary and dividends on restricted shares plus amount paid as an automobile allowance and other de minimis benefits.
(2)	The Company pays bonuses to executives when the Company achieves certain corporate performance objectives and the particular executive achieves certain objectives established on a prior year basis.
(3)	Contributions to the Robinson Companies Retirement and Savings Plan.

(4)
Represents 169,492 deferred shares granted to Mr. Wiehoff on December 21, 2000, having a then current value of $5,000,014. These deferred shares vest ratably over a period of fifteen (15) years from the date of grant provided he remains employed by the Company, and vesting will not be accelerated on account of death, disability, change in control or any other reason. These deferred shares are subject to other restrictions as defined in the Deferred Compensation Plan. (See “Compensation Committee Report on Executive Compensation.”)

Stock Options

The following tables summarize (i) stock options granted to the executive officers named in the Summary Compensation Table above during the year ended December 31, 2001 and (ii) the value of all options held by such persons at December 31, 2001. No options held by such executive officers were exercised during the 2001 fiscal year.

Option Grants in Fiscal Year 2001

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in FiscalYear(2)	Exercise Price Per Share	Expiration Date	5%	10%
D.R. Verdoorn	30,000	3.77%	$28.00	2/1/11	$528,271	$1,338,744
John P. Wiehoff	40,000	5.03	28.00	2/1/11	704,362	1,784,992
Barry W. Butzow	40,000	5.03	28.00	2/1/11	704,362	1,784,992
Gregory D. Goven	40,000	5.03	28.00	2/1/11	704,362	1,784,992
Joseph J. Mulvehill	16,000	2.01	28.00	2/1/11	281,745	713,997

(1)
The options shown in this table are incentive stock options to the extent they qualify under IRS regulations and are granted pursuant to the Company’s Omnibus Stock Plan. The options have 10-year terms and become exercisable in four equal cumulative annual installments beginning on February 1, 2003.

(2)	On February 1, 2001, the Company granted options for an aggregate of 784,000 shares of Common Stock to employees, including the named executive officers.
(3)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company’s estimate or projection of the Company’s future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company’s Common Stock from the fair value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

Aggregated Value of Options Held at December 31, 2001

	Number of Unexercised Options Held at December 31, 2001		Value of Unexercised In-the-Money Options Held at December 31, 2001(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
D.R. Verdoorn	27,163	89,055	$514,134	$782,766
John P. Wiehoff	29,663	176,555	$554,949	$1,514,663
Barry W. Butzow	29,663	116,555	$554,949	$1,000,163
Gregory D. Goven	29,663	116,555	$554,949	$1,000,163
Joseph J. Mulvehill	10,000	46,000	$184,825	$387,675

(1)
“Value” has been determined based on the difference between the last sale price of the Company’s Common Stock as reported by The Nasdaq National Market on December 31, 2001 ($28.92) and the per share option exercise price, multiplied by the number of shares subject to the in-the-money options.

Robinson Companies Nonqualified Deferred Compensation Plan

During 2000, the Company adopted the Deferred Compensation Plan, which is available to a select group of management and highly compensated employees. The Deferred Compensation Plan permits participants to defer base salary and/or cash incentive compensation in accordance with the terms of the Deferred Compensation Plan. The Deferred Compensation Plan may also permit participants to defer the delivery of shares of Company Common Stock representing the gain on the exercise of incentive stock options and nonqualified stock options in accordance with the terms of the Deferred Compensation Plan. The amount of compensation and/or stock representing the gain on the exercise of options to be deferred by each participant will be based on elections by each participant under the terms of the Deferred Compensation Plan.

In connection with the Deferred Compensation Plan, the Company has created a non-qualified grantor trust (the “Trust”), commonly known as a “Rabbi Trust.” The assets of the Trust will be used to pay benefits. The assets of the Trust are subject to the claims of general creditors of the Company in cases of insolvency and bankruptcy. As a result, the deferred compensation obligations will be unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amounts of base salary, cash incentive compensation and option gain deferred by a participant (a “Deferral”) will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more index funds selected by the participant in accordance with the terms of the Deferred Compensation Plan. The index funds include various mutual funds, with different degrees of risk, and a stock fund whose return reflects the return on the Company’s Common Stock.

The Compensation Committee administers the Deferred Compensation Plan and approves participation thereunder. The Compensation Committee may amend or discontinue the Deferred Compensation Plan at any time. Except as provided in the plan, the Compensation Committee may not alter or impair any benefits payable under the Deferred Compensation Plan without the consent of the participant. Pursuant to the authority granted to the Compensation Committee under the Deferred Compensation Plan and in accordance with the terms of the Omnibus Stock Plan, John P. Wiehoff received 169,492 deferred shares of Company Common Stock in December 2000. These deferred shares vest ratably over a period of fifteen (15) years from the date of grant provided he remains employed by the Company, and vesting will not be accelerated on account of death, disability, change in control or any other reason. Eleven thousand three hundred shares became vested in 2001. These deferred shares are subject to other restrictions as defined in the Deferred Compensation Plan. The dividends on these shares were used to purchase 950 shares of Company common stock which are fully vested.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for the Company’s Common Stock, the Standard & Poor’s 500 Composite Stock Index and the Nasdaq Trucking & Transportation Index through December 31, 2001, assuming the investment of $100 on October 15, 1997 (the date the Common Stock began trading) and the reinvestment of dividends. During 2000, the Company was added to Standard & Poor’s MidCap 400 Stock Index, and the Company has decided to show the comparison of the Company’s performance against that index as well.

	10/15/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
C.H. Robinson Worldwide, Inc.	$100	$125	$146	$226	$360	$333
Standard & Poor’s 500 Composite Stock Index	100	103	132	160	146	128
Standard & Poor’s MidCap 400 Stock Index	100	101	115	132	156	150
Nasdaq Trucking & Transportation Index	100	97	87	84	76	90

CERTAIN TRANSACTIONS

Transactions with Management and Others.    In January 2001, James Larsen, an executive officer of the Company, and his spouse received $3,300,000 as full and final settlement of all earn-out obligations which Mr. Larsen and his spouse were entitled to receive as a result of the acquisition by the Company of Preferred Translocation Systems, Inc. in July 1998. The earn-out provisions were renegotiated in January 2001 to provide for the lump-sum payment rather than the three remaining out of five annual earn-out payments to which the parties originally agreed.

Indebtedness of Management.    The Company has made loans to its officers from time to time. All such loans typically require that the officer pay interest on an annual basis at the prime rate.

Paul Radunz, an executive officer of the Company, received an equity advance from the Company during 2001 to cover relocation expenses until the sale of his home. The largest amount of the advance outstanding during the period of January 1, 2001 through December 31, 2001 was $214,000, and the amount outstanding on December 31, 2001 was $214,000. No interest rate was charged on this advance. As of the date of this Proxy Statement, the equity advance has been repaid in full.

Related Party Transactions.    In 2001, the Company purchased a new corporate airplane and sold its 1988 Cessna Citation III to D. R. Verdoorn and another party for $5,000,000 on terms that the Company believes were no less favorable than what the Company could have received from an unaffiliated third party, as measured by comparable sales transactions around the date of the sale. The Company’s gain on the sale was $1.5 million.

Other than as described in this Proxy Statement, no director or executive officer of the Company was indebted to the Company during the year ended December 31, 2001 for any amount in excess of $60,000, and except as described above, there were no related party transactions among the Company and its executive officers, directors and the holders of more than 5% of the outstanding shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 22, 2002 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director, nominee and executive officer of the Company named in the Summary Compensation Table under the heading “Executive Compensation” above and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
FMR Corp. (2)	7,111,097	8.42%
82 Devonshire Street
Boston, MA 02109
Kayne Anderson Rudnick Investment Management LLC (3)	5,842,238	6.92%
1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067
Franklin Resources, Inc. (4)	4,290,309	5.08%
One Franklin Parkway
San Mateo, CA 94403-1906
D.R. Verdoorn (5)	5,375,403	6.36%
Looe Baker III (6)	3,009,053	3.56%
Barry W. Butzow (7)	1,486,855	1.76%
Gregory D. Goven (8)	975,171	1.15%
Joseph J. Mulvehill (9)	523,656	*
John P. Wiehoff (10)	402,429	*
Robert Ezrilov (11)	123,135	*
Gerald A. Schwalbach (12)	78,135	*
Wayne M. Fortun (13)	6,233	*
All executive officers and directors as a group (19 persons)	13,254,176	15.61%

*	Less than 1%
(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “Commission”), and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 22, 2002 (“Currently Exercisable Options”) are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by another person.
(2)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 13, 2002, filed with the Securities and Exchange Commission.
(3)	Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 13, 2002, filed with the Securities and Exchange Commission.
(4)
Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 14, 2002, filed with the Securities and Exchange Commission. In such statement, Franklin Resources, Inc. indicated that it is the beneficial owner of 4,290,309 shares of Common Stock, and that the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Such statement further indicated that Franklin Advisers, Inc. has sole voting power and sole dispositive power with respect to

(4)	3,924,900 shares, and Franklin Private Client Group, Inc. has sole dispositive power with respect to 365,409 shares.
(5)
Mr. Verdoorn’s address is 8100 Mitchell Road, Eden Prairie, Minnesota 55344. Includes 1,000,956 shares owned by Mr. Verdoorn’s spouse, 31,160 shares owned through a Verdoorn family foundation, and 1,014,170 shares owned by trusts over which he exercises voting and investment power. Also includes 42,163 shares issuable upon exercise of outstanding options.

(6)
Includes 750,600 shares owned by Mr. Baker’s spouse and 705,000 shares owned by trusts over which he exercises voting and investment power. Also includes 37,663 shares issuable upon exercise of outstanding options.

(7)	Includes 2,000 shares owned by Mr. Butzow’s spouse. Also includes 49,663 shares issuable upon exercise of outstanding options.
(8)
Includes 54,672 shares owned by Mr. Goven’s spouse and a child living at home, and 349,153 shares owned by a trust over which he exercises voting and investment power. Also includes 49,663 shares issuable upon exercise of outstanding options.

(9)	Includes 22,732 shares owned by Mr. Mulvehill’s spouse. Also includes 18,000 shares issuable upon exercise of outstanding options.
(10)
Includes 29,754 shares owned by Mr. Wiehoff’s spouse and children, and includes 64,663 shares issuable upon exercise of outstanding options. Also includes 169,492 restricted shares. These restricted shares vest ratably over a period of fifteen (15) years from the date of grant provided he remains employed by the Company, and vesting will not be accelerated on account of death, disability, change in control or any other reason. These deferred shares are subject to other restrictions as defined in the Deferred Compensation Plan. The dividends on these shares were used to purchase 950 shares of Company common stock, which are fully vested. Such deferred shares have been placed in a non-qualified grantor trust for Mr. Wiehoff’s benefit. Mr. Wiehoff has the right to advise the trustee on how to vote such shares, but does not have dispositive power with respect to such shares.

(11)	Includes 24,000 shares issuable upon exercise of outstanding options.
(12)	Includes 18,000 shares issuable upon exercise of outstanding options.
(13)	Includes 6,000 shares issuable upon exercise of outstanding options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were complied with, except that (1) a statement of change of beneficial ownership on Form 4 was not timely filed by Mr. Verdoorn to reflect the sale of 29,000 shares in August 2001, but such sale was subsequently reported, (2) a statement of change of beneficial ownership on Form 4 was not timely filed by Mr. Gleason to reflect the sale of 34,000 shares in August 2001, but such sale was subsequently reported, (3) a statement of change of beneficial ownership on Form 4 was not timely filed by Mr. Goven to reflect the sales of an aggregate of 33,000 shares in August 2001, but such sales were subsequently reported, (4) a statement of change of beneficial ownership on Form 4 was not timely filed by Mr. Rempe to reflect the sale of 11,226 shares in August 2001, but such sale was subsequently reported, and (5) an initial statement of beneficial ownership on Form 3 was not timely filed for Paul A. Radunz upon his appointment as an executive officer, but such report was subsequently filed.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found as Exhibit A to the Company’s 2001 Annual Meeting Proxy Statement filed last year with the Securities and Exchange Commission. The Audit Committee of the Company’s Board of Directors is composed of the following nonemployee directors: Gerald A. Schwalbach, Robert Ezrilov and Wayne M. Fortun. Dale Hanson, a former director of the Company, also served on the Audit Committee until December 2001. Nasdaq listing standards require that, by June 2001, all Nasdaq-listed companies have audit committees composed of at least three outside, independent directors. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that Messrs. Schwalbach, Ezrilov and Fortun meet the independence requirements of the applicable Nasdaq listing standards that apply to Audit Committee members.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Arthur Andersen LLP, the Company’s independent accountants for the fiscal year ending December 31, 2001. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of any nonaudit services was compatible with maintaining the independence of Arthur Andersen LLP as the Company’s independent auditors.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10–K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

In past years, the Audit Committee has recommended the appointment of independent public accountants for the current fiscal year to the Board of Directors, which in turn would approve such appointment prior to the annual meeting of stockholders. Arthur Andersen LLP has served as the Company’s independent auditors for over twenty years. This year, in light of the events surrounding Arthur Andersen LLP, the Company has not yet selected independent public accountants to perform the audit of the 2002 financial statements. The Audit Committee will continue to monitor the situation carefully and to gather additional information. The Audit Committee intends to make a decision with respect to the appointment of the Company’s independent public accountants for 2002 that we believe to be in the best interests of the Company and its stockholders. The Board of Directors is expected to approve the auditors for 2002 based on a recommendation of the Audit Committee.

Ge	rald A. Schwalbach
Ro	bert Ezrilov
Wa	yne M. Fortun

Th	e Members of the Audit Committee
of	the Board of Directors

Audit Fees

Audit fees billed to the Company by Arthur Andersen LLP for review of the Company’s financial statements for the fiscal year ended December 31, 2001 and the financial statements included in the Company’s quarterly reports on Form 10–Q for the last fiscal year totaled $381,000, plus $35,000 for audits of the Company’s benefit plans and other audit related fees.

Financial Information Systems Design and Implementation Fees

The Company did not engage Arthur Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during 2001.

All Other Fees

Fees billed to the Company by Arthur Andersen LLP for all other nonaudit services rendered to the Company during 2001 totaled $152,000. These fees were primarily for services associated with tax planning and compliance. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders.

SOLICITATION OF PROXIES

The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s stockholders.

SUBMITTING PROXIES AND VOTING INSTRUCTIONS BY PHONE OR INTERNET

If you are a registered stockholder (you hold your stock in your own name), you may submit a proxy by touch-tone telephone or via the Internet. If you are a beneficial stockholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the Internet. Procedures to submit proxies or voting instructions by telephone or the Internet are designed to authenticate stockholder identities, to allow stockholders to submit their proxies or voting instructions and to confirm that such proxies or voting instructions have been properly recorded.

If you are a registered stockholder residing in the United States, you may submit your proxy by touch-tone telephone by following the “Vote by Phone” instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card. Proxies must be received by the deadline set forth on the proxy card you receive. The giving of such proxy will not affect the right to vote in person, should you decide to attend the Annual Meeting.

PROPOSALS FOR THE 2003 ANNUAL MEETING

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2003 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the Company’s executive offices, 8100 Mitchell Road, Eden Prairie, Minnesota 55344, no later than the close of business on November 30, 2002. Proposals should be sent to the attention of the Secretary. Pursuant to the Company’s Bylaws, in order for business to be properly brought before the 2003 Annual Meeting of Stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting no later than January 31, 2003. Each such notice should be sent to the attention of the Secretary, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company’s Bylaws. The Company intends to exercise its discretionary authority with respect to any matter not properly presented by such date.

GENERAL

The Company’s Annual Report for the fiscal year ended December 31, 2001 is being mailed to stockholders together with this Proxy Statement. The Annual Report is not to be considered part of the soliciting materials.

The information set forth in this Proxy Statement under the caption “Compensation Committee Report on Executive Compensation,” “Performance Graph” and “Audit Committee Report” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly so incorporates such information by reference, and (ii) ”soliciting material” or to be “filed” with the SEC.

By	Order of the Board of Directors

Ow	en P. Gleason
Sec	retary
April 5, 2002

C.H. ROBINSON WORLDWIDE, INC.
8100 Mitchell Road
Eden Prairie, MN 55344

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 7, 2002
9:00 a.m., Central Daylight Savings Time

C.H. Robinson Worldwide, Inc. 8100 Mitchell Road, Eden Prairie, Minnesota 55344	Proxy

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints D.R. Verdoorn and Owen P. Gleason, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of C.H. Robinson Worldwide, Inc. to be held in the corporate offices of C.H. Robinson Worldwide, Inc., 8100 Mitchell Road, Eden Prairie, Minnesota on the 7th day of May, 2002, at 9:00 a.m. C.D.T. and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion upon any other matters that may properly come before said meeting.

This Proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1. The tabulator cannot vote your shares unless you sign and return this proxy card.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12 p.m. (ET) on Monday, May 6, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/chrw/
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 p.m. (ET) on Monday, May 6, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark,	sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors’
recommendations. The Board of Directors recommends a vote FOR Proposal 1.

1. Election of Directors:	01 Robert Ezrilov 02 Wayne M. Fortun	☐ FOR all nominees (except as marked)	☐ WITHHOLD AUTHORITY to vote from all nominees
(Instruction: To withhold authority to vote for one or more individual nominees, write the number(s) of the nominee(s) in the box provided to the right.)
2. In their discretion, consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.
Address Change? Mark Box ☐	Indicate changes below:

Dated:_________________________, 2002

Signature(s) in Box
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in full corporate name by president or otherauthorized officer. If a partnership, please sign in partnership name by authorized person.

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